UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 21, 2026
Cycurion, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41214	86-3720717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Boro Place, Suite 420C McLean, Virginia (Address of principal executive offices)	22102 (Zip Code)
Registrant’s telephone number, including area code: (888) 341-6680
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CYCU	The NASDAQ Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $345.00 per share	CYCUW	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
On May 21, 2026 (the “Execution Date”), Cycurion, Inc. (the “Company” or “Purchaser”) entered into that certain merger agreement (the “Merger Agreement”) with Cycurion Merger Sub, LLC, a wholly owned subsidiary (“Merger Sub”), and Secuvant, LLC (the “Target”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement.
Pursuant to the Merger Agreement, Merger Sub will merge with and into the Target in a reverse merger transaction, with the Target surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). At the effective time of the merger, all of the Target’s equity interests will be cancelled and converted into the right to receive the Merger Consideration (as defined below). The surviving entity will succeed to all of the Target’s assets, liabilities, rights, and obligations by operation of law and continue its business as a subsidiary of the Company.
Merger Consideration
The aggregate consideration for the Merger is approximately $2,875,000, comprised of both cash and equity components (the “Merger Consideration”).
Cash Consideration
The Company will pay $875,000 in cash in structured installments: (i) $350,000 at the closing of the Merger (the “Closing”); (ii) $300,000 60 days following Closing; and (iii) $225,000 120 days following Closing.
The cash portion is subject to a working capital adjustment, which may increase or decrease the final amount payable based on the Target’s closing working capital relative to a negotiated target. This adjustment is settled solely in cash.
Equity Consideration
In addition to cash, the Company will issue 888,888 shares of Series I Convertible Preferred Stock, representing $2.0 million in value.
The shares are issued in five tranches over time rather than in full at Closing, with each tranche subject to vesting conditions tied to specified stock price and trading volume thresholds. Vesting may accelerate upon the occurrence of certain events, such as a change of control or the achievement of defined stock price performance metrics. Any shares that do not vest by January 15, 2034 will be forfeited. This structure is designed to align the Target equityholders’ incentives with the long-term performance and market success of the Company.
Earn-Out
In addition to base consideration, Target equityholders are entitled to contingent earn-out payments over a three-year period from 2026 to 2028.
Guaranteed Earn-Out The guaranteed earn-out consists of fixed payments of $100,000 per year, payable in cash regardless of the Target’s post- Closing performance. Each annual payment is due within 60 days following the end of the applicable year. These payments are generally not subject to offset, clawback or forfeiture, except in limited circumstances such as fraud or similar misconduct.
Performance-Based Earn-Out In addition to the guaranteed payments, the Target equityholders are eligible to receive performance-based earn-out payments tied to the Target’s financial performance following Closing. These payments are based on gross profit derived from qualifying revenue streams, primarily related to new Panoptic product revenues. Payments are only triggered once specified annual thresholds are exceeded (e.g., $200,000 for 2026, $1,000,000 for 2027 and $2,000,000 for 2028). Above these thresholds, sellers are entitled to a percentage of the excess performance, equal to 70% for 2026, 78% for 2027 and 87% for 2028. Eligibility for these payments is also subject to achieving minimum gross margin levels 55% for 2026, 65% for 2027 and 65% for 2028.

Payment Structure Any performance-based earn-out payments that are earned will be made in a combination of cash and equity, with 50% paid in cash and the remaining 50% paid in shares of the Company’s common stock. This blended structure further aligns the interests of the sellers with the long-term value of the Company.
Closing Conditions The Closing of the Merger is subject to customary conditions, including mutual conditions applicable to all parties, as well as specific conditions and deliverables required of the Company and the Target.
Mutual Closing Conditions The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain mutual conditions, including the receipt of all required governmental and regulatory approvals, the absence of any applicable law, injunction or order that would prohibit or restrict the transaction and the continued listing of the Company’s common stock on Nasdaq, including satisfaction of all applicable listing requirements.
Company Closing Conditions The Company’s obligation to close is further conditioned on (i) the accuracy of the Target’s representations and warranties as of the Closing date, (ii) the Target having complied in all material respects with its covenants and obligations under the Merger Agreement, and (iii) the absence of any material adverse effect affecting the Target. In addition, the Company must receive customary Closing documentation, including officer certificates, resolutions, and other standard deliverables.
Target Closing Deliverables At or prior to Closing, the Target is required to deliver several key items, including any necessary third-party consents, financial statements prepared in accordance with the agreed standards, payoff letters evidencing the repayment of outstanding indebtedness and the release of any related liens, and, where applicable, resignations of directors and officers to facilitate post- Closing governance.
Registration Rights; Lock-Up and Leak-Out Provisions In connection with the Merger, the parties will enter into a Registration Rights Agreement and related lock-up and leak-out arrangements governing the resale of the equity securities issued to the Target equityholders. The Registration Rights Agreement provides the holders with customary resale registration rights, requiring the Company to file a registration statement with the U.S. Securities and Exchange Commission within 30 days following the Closing Date to facilitate public resale of both the Series I Convertible Preferred Stock and the underlying common stock issuable upon conversion. To promote an orderly market and mitigate volatility, the equity consideration is also subject to a Lock-Up Agreement, pursuant to which a significant portion of the shares may not be sold or otherwise transferred for a defined period following Closing (six months for approximately $1.5 million of shares and 90 days for approximately $500,000 of shares). Upon expiration of the lock-up periods, holders remain subject to a Leak-Out Agreement, which imposes ongoing limitations on the volume, timing and manner of resale. Collectively, these arrangements are designed to balance the equityholders’ ability to achieve liquidity with the Company’s interest in maintaining an orderly trading market and protecting stock price stability following the transaction.
Termination
The Merger Agreement contains customary termination provisions, including the right of each Party to terminate the Merger Agreement under certain specified circumstances. These circumstances include, among others, (i) by mutual written consent of the parties, (ii) by either party if the Closing has not occurred on or prior to the date that is six (6) months following the Execution Date, (iii) by either party if any Governmental Authority has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the Merger, or (iv) by either party in the event of a material breach by another Party of its representations, warranties, or covenants contained in the Merger Agreement that is not cured within a specified period following written notice thereof. Following any termination of the Merger Agreement, certain provisions will survive in accordance with their terms, including provisions relating to confidentiality, expenses and other customary surviving obligations.
There can be no assurance that the Merger will be completed on the terms described herein or at all.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01 Other Events.
On May 22, 2026, the Company issued a press release, announcing the Company’s entry into the Merger Agreement with Target. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 21, 2026
99.1	Press Release dated May 22, 2026
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCURION, INC.

Date:	May 28, 2026	By:	/s/ L. Kevin Kelly
		Name:	L. Kevin Kelly
		Title:	Chief Executive Officer
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